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                                                                     EXHIBIT 4.4



                            THIRD AMENDMENT TO FIFTH
                       AMENDED AND RESTATED LOAN AGREEMENT


        This Third Amendment (the "Amendment") dated as of February 11, 1999, is between Bank of America National Trust and Savings Association (the "Bank") and Ducommun Incorporated, a Delaware corporation (the "Borrower").

                                    RECITALS

        A. The Bank and the Borrower entered into a certain Fifth Amended and Restated Loan Agreement dated as of June 23, 1997, as amended by a First Amendment dated as of October 1, 1997 and a Second Amendment dated as of August 10, 1998 ("Second Amendment") (as amended, the "Agreement").

        B. The Bank and the Borrower desire to further amend the Agreement.

                                    AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

        2. Amendments. The Agreement is hereby amended as follows:

               2.1 Paragraph 1.1 of the Agreement is hereby amended as follows:

                      (a) The following defined terms are added to Paragraph 1.1 of the agreement, in the appropriate alphabetical sequence, to read as follows:

                             "Letter of Credit" means any standby letter of
               credit issued by the Bank pursuant to Paragraph 2.2 of this Agreement, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

                             "Letter of Credit Obligations" means at any time
               the sum of (a) the Outstanding Letters of Credit, plus (b) the amount of all unreimbursed drawings under all Letters of Credit.

                             "Outstanding Letters of Credit" means, as of any
               date of determination, the aggregate face amount of all Letters of Credit outstanding on such date minus the aggregate amount, if any, paid in cash by Bank under such Letters of Credit that has been reimbursed by Borrower."

                      (b) In the definition of "Cash Flow", the phrase commencing with the word "minus" on line 8 thereof is amended to read as follows:

                             ". . . minus cash income taxes paid during that fiscal year, excluding cash income taxes not exceeding $1,500,000 associated with the capital gains realized from Borrower's sale of the 3dbm subsidiary during fiscal year 1998, . . ."





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                      (c) The definition of "Line of Credit" is amended to read
        as follows:

                             "Line of Credit" means the credit facility for
               Loans and Letters of Credit described in Article 2 of this Agreement."

                      (d) In the definition of "Loan Documents", the phrase "the Letters of Credit" is added immediately following the phrase "the Guaranty".

                      (e) The definition of "Maximum Amount" is amended to read as follows:

                             "Maximum Amount" means, as of any date of
               determination thereof, the Line Commitment minus the Letter of Credit Obligations."

                      (f) The definition of "Term of this Agreement" is amended to read as follows:

                             "Term of this Agreement" means the period
               commencing on the Restatement Date and ending on the last date upon which no Loan or other Obligation of Borrower to Bank remains unpaid, no Letter of Credit remains outstanding, and Bank has no further commitment hereunder to make the Line of Credit available to Borrower."

                      (g) In the definition of "Total Funded Debt", commencing at line 11 thereof, the phrase beginning with the words "Contingent Obligations" is amended to read as follows:

                             ". . . Contingent Obligations under any guaranties of the obligations of any Person other than Borrower's Subsidiaries or Affiliates, Outstanding Letters of Credit (minus Cash and Cash Equivalents of Borrower and its Subsidiaries), . . ."

                      (h) The definition of "Total Outstandings" is amended to read as follows:

                             "Total Outstandings" means, as of any date of
               determination, the sum of (a) all outstanding Loans and (b) the Letter of Credit Obligations."

        2.2 Paragraph 2.2 of the Agreement is amended in its entirety to read as follows:

                      "2.2 Letters of Credit. Subject to the terms and conditions hereof, at any time and from time to time from the Restatement Date through the Banking Day immediately preceding the Termination Date, Bank shall issue such Letters of Credit as Borrower may request, provided that, upon giving effect to such Letter of Credit,
        (i) Total Outstandings shall not exceed the Line Commitment, and (ii) the Letter of Credit Obligations shall not exceed $1,000,000 for standby Letters of Credit. Unless Bank otherwise consents in writing, the term of any standby Letter of Credit shall not exceed 24 months, and shall in no event in any case extend more than 12 months beyond the





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        Termination Date. No Letter of Credit shall be issued except to the extent reasonably necessary in the ordinary course of the business of Borrower or its Subsidiaries, and no Letter of Credit shall be issued in any event to support any workers' compensation obligation of Borrower or its Subsidiaries. Unless otherwise agreed to by Bank, the face amount of any Letter of Credit shall not be less than $25,000.

        Borrower agrees:

                      (a) if there is a default under this Agreement, to immediately prepay and make Bank whole for any outstanding Letters of Credit.

                      (b) the issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank.

                      (c) to sign Bank's form Application and Agreement for Standby Letter of Credit with respect to each Letter of Credit.

                      (d) to allow Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                      (e) to pay Bank a non-refundable fee equal to 1.50% per annum of the outstanding undrawn amount of each standby Letter of Credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

                      (f) to pay to Bank the amount of any payment made or to be made by Bank under any Letter of Credit, upon Bank's demand; and, if Borrower fails to make any such payment, Bank may, but is not required to, without notice to or the consent of Borrower, make a Loan in an aggregate amount equal to the amount paid by Bank on the relevant Letter of Credit, whether or not the same would cause Total Outstandings to exceed the Line Commitment (without waiving the obligation of Borrower to reduce Total Outstandings to an amount less than or equal to the Line Commitment) and, for this purpose, the conditions precedent set forth in
        Article 8 and the amount limitations set forth in Paragraph 2.1 shall not apply. The proceeds of such Loan shall be paid to Bank to reimburse it for the payment made by it under the Letter of Credit.

                      (g) Subject to the next sentence, a Letter of Credit may be requested pursuant to this Paragraph 2.2 for the account of Borrower or for the account of any Subsidiary of Borrower. To the extent that a Subsidiary of Borrower is the account party under any Letter of Credit, Borrower hereby guarantees the payment and performance of such Subsidiary with respect to any Obligation of such Subsidiary relating to such Letter of Credit, and agrees to deliver to Bank, duly executed and in form and content acceptable to Bank, a duly executed continuing guaranty further evidencing the foregoing guaranty, together with a resolution or other evidence of the corporate authority of Borrower to execute, perform and deliver such continuing guaranty."

               2.3 In Paragraph 4.13 of the Agreement, the phrase ", or in connection with the issuance of any Letter of Credit," is added in the third line of said paragraph immediately following the word "Loan".




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               2.4 Paragraph 5.9 of the Agreement is amended in its entirety to read as follows:

                      "5.9 Use of Proceeds. Use the proceeds of the Line of Credit for the following purposes only: (i) for working capital purposes of Borrower and its Subsidiaries, (ii) to issue Letters of Credit, (iii) for other lawful corporate purposes in the ordinary course of business, and (iv) to finance Permitted Acquisitions."

               2.5 Paragraph 6.3 of the Agreement is amended by deleting the period at the end of the paragraph and adding the following:

                      "; provided further, however, that the amount of the following transactions shall not be included in calculating the amount of redemptions or repurchases of shares permitted under clause (c) of this Paragraph 6.3: common stock repurchases that (i) occurred prior to January 1, 1999 or (ii) are financed exclusively from balance sheet cash derived from sources other than Loans under this Agreement."

               2.6 All references to Letters of Credit in Paragraph 9.2 of the Agreement, previously deleted pursuant to Paragraph 2.9 of the Second Amendment, are hereby fully reinstated.

               2.7 All references to Letters of Credit in Paragraph 10.8 of the Agreement, previously deleted pursuant to Paragraph 2.10 of the Second Amendment, are hereby fully reinstated.

        3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment,
(c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

               4.1 An amendment fee in the amount of $5,000.00.

               4.2 An Instrument of Joinder, duly executed by Ducommun Technologies, Inc., together with corporate resolutions authorizing such guaranty by joinder, certified by their respective Secretary or Assistant Secretary.

               4.3 Evidence that the execution, delivery and performance of this Amendment by the Borrower has been duly authorized.

        5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.




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(Signature page follows)


        This Amendment is executed as of the date stated at the beginning of this Amendment.

                                  Bank of America National Trust
                                  and Savings Association


                                  By:  /s/ J. Thomas Fagan
                                      ---------------------------------------
                                       J. Thomas Fagan
                                       Vice President


                                  Ducommun Incorporated


                                  By:  /s/ K. R. Pearson
                                      ---------------------------------------
                                       Kenneth R. Pearson
                                       Vice President - Human Resources
                                       and Assistant Secretary


                                  By:  /s/ J. S. Heiser
                                      ---------------------------------------
                                       James S. Heiser
                                       Vice President, Treasurer, Secretary,
                                       and Chief Financial Officer


















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